Exhibit 99.1

May 24, 2017

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Relationship Management

Re: Nexstar CVR Calculation Notice

Ladies and Gentlemen:

Reference is made to that certain Contingent Value Rights Agreement, dated as of January 13, 2017, between Nexstar Broadcasting Group, Inc. (n/k/a Nexstar Media Group, Inc.) (“Nexstar”) and American Stock Transfer & Trust Company, LLC (the “CVR Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the CVR Agreement.

Please be advised that, pursuant to Section 3.5(a) of the CVR Agreement, Nexstar has calculated the Estimated Sharing Percentage and Nexstar’s good faith estimates of the Distributable Company Proceeds and the Holdback Amount. Such amounts are set forth below:

Estimated Sharing Percentage:	100%

Estimated Distributable Company Proceeds:	$261,584,112

Estimated Holdback Amount:	$13,767,585

The calculations made by Nexstar to determine each such estimated amount are set forth on Annex A attached hereto.

Sincerely,

Nexstar Media Group, Inc.

By:	/s/ Thomas E. Carter
Name:	Thomas E. Carter
Title:	Chief Financial Officer

Annex A - Calculations of Estimated Amounts under the CVR Agreement

Expected Gross Proceeds from the Spectrum Auction	$478,608,583
Less - Company Transaction Expenses	(19,604,089)
Less - Company BCF Adjustment	—
Less - Company Tax Adjustment	(183,601,798	)(a)

Total Company Proceeds	275,402,697	(b)
Total Parent Proceeds	—

Total Proceeds	$275,402,697	(c)
Total Company Proceeds	$275,402,697	(b)
Less - Stock Ownership Percentage (33.6%) multiplied by Total Proceeds (c)	(92,535,306)

	182,867,390
Divide by - 100% less Stock Ownership Percentage (33.6%)	66.4%

Total Net Company Proceeds	$275,402,697	(d)
Estimated Sharing Percentage - Total Net Company Proceeds (d) divided by Total Company Proceeds (b)	100	%(d / b)
Total Company Proceeds	$275,402,697	(b)
Multiplied by - Estimated Sharing Percentage	100%
	275,402,697

Less - Aggregate Fees and Expenses of the Rights Agent	(26,000)
Less - Aggregate Fees and Expenses of Parent’s Certified Public Accounting Firm incurred pursuant to Section 5.3(b) of the CVR Agreement	(25,000)

Distribution Amount	$275,351,697	(e)
Less - Holdback Amount (5% of Distribution Amount)	$(13,767,585	)(f)

Distributable Company Proceeds	$261,584,112	(e - f)

Calculation of Company Tax Adjustment:

Expected Gross Proceeds from the Spectrum Auction	$478,608,583
Less - Company Transaction Expenses	(19,604,089)

Company Taxable Income	459,004,494
Assumed Effective Tax Rate per CVR Agreement	40%

Company Tax Adjustment	$183,601,798	(a)